Exhibit 10.23

March 3, 2024

Mary Puncochar

Re:	Change in Employment Status

Dear Mary:

As discussed, you and Biote® Medical, LLC (the “Company”) have mutually agreed to change your status from a full-time employee to a part-time employee and adjusting your role and responsibilities, accordingly. This letter agreement (the “Agreement”) sets forth the terms of your modified role, compensation, and schedule, as follows.

Effective as of March 10, 2024 (the “Effective Date”), you and the Company agree to compensate you at an annual salary of $270,375.00 (your “Adjusted Full-Time Salary”), less applicable deductions and withholdings. You will continue to receive your compensation through the Company payroll process on the scheduled pay dates. It is our mutual agreement that your Adjust Full-Time Salary will remain in effect until otherwise mutually agreed by you and the Company.

You will be eligible to receive an annual performance bonus (the “Annual Bonus”) with a target of forty percent (40%) of your Adjusted Full-Time Salary (the “Target Bonus”). The Annual Bonus will be governed by the same terms and conditions of your original employment agreement.

In your role as Head of Strategic Sales & Business Analytics, you will be responsible for driving the company’s growth strategy by leading strategic sales initiatives and leveraging data analytics to optimize business performance and revenue. Reporting to this position will be the VP of Data & Commercial Strategy and his team. You will report to the CEO. It is agreed that it will take approximately thirty (30) hours per week to perform these duties. Normal business travel for this role should be expected and the Company will reimburse you for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

In working at least 30 hours per week, you will remain a status of full-time employee and eligible for Company benefits, including but not limited to: health coverage, paid holidays, paid vacation, disability or life insurance benefits, and other benefit programs. Please consult with Human Resources regarding any potential changes to benefit accrual rates based on hours worked.

In addition, you and the Company further agree that upon approval by the Compensation Committee, the vesting schedule for the outstanding option awards listed on Exhibit A will be modified to allow for immediate vesting of twenty five percent (25%) of the unvested total, a quantity of 55,375 options. The remaining balance of 166,125 options will vest in 36 equal monthly increments, approximately two point seven eight percent (2.78%) per month, thereafter subject to continuous service and all other terms within the Award Agreement. The rest of the terms of your option award remain unchanged by your transition to adjusted full-time status and the award, as modified by this Agreement, continues to be subject to the terms and conditions of your original grant notice, option agreement and the Plan and, except as expressly stated in this Agreement, no other change or amendment is being made to your option awards.

Finally, as before, your employment relationship with the Company is at-will, meaning that either you or the Company may terminate your employment at any time, for any reason, with or without advance notice.

Except as expressly set forth herein, the other terms and conditions of your employment, including in your Employment Agreement with the Company dated May 30, 2023 (the “Employment Agreement”), shall remain in effect. For avoidance of doubt, you acknowledge and agree that this Agreement and terms herein are entered into with your express written consent, and that they do not and will not constitute a basis for you to resign for Good Reason (as defined in the Employment Agreement).

Please contact me if you have any questions. To acknowledge that you have read and understand the above, you must sign below and return this signed letter to me within five (5) business days.

Very truly yours,

Biote Medical, LLC

By:	/s/ T. S. Weber
Name: T. S. Weber
Title: Chief executive Officer

I have read, understand, and agree fully to the terms of this Agreement.

/s/ Mary Puncochar
Mary Puncochar

Date: Mar 9, 2024

Exhibit A

Option Award

Name	Date of Grant	Exercise Price	Number of Shares
Mary Puncochar	6/1/2023	$5.39	221,500